Exhibit 99.1

Worldwide Ecommerce Platform Integration Completed by Sino Payments

HONG KONG, Dec. 9, 2009 (GLOBE NEWSWIRE) -- Sino Payments, Inc. (www.sinopayments.com) (OTCBB:SNPY - News) today announced that it has completed the ecommerce integration for processing credit and debit cards in most major currencies across 40+ countries worldwide.

Sino Payments is now able to market to and sign up ecommerce merchants throughout Europe, North America, and Asia on preferential terms with a single seamless data processing platform worldwide.

Sino Payments' President and CEO Matthew Mecke stated, "This is one of two key steps for Sino Payments to be able to provide credit card, debit card, and bank transfer processing to regional and international merchants across the major markets in Asia, Europe, and North America. Our completion of the integration with our partners at PAY.ON enables Sino Payments to provide ecommerce merchant account processing via more than 150+ banks and financial institutions worldwide in most major currencies. We are confident our ability to offer these services will fuel Sino Payments' rapid expansion will supplement our physical store checkout to IP Global Payment Processing system already in operation. By being able to offer one-stop payment processing support for retailers we are ready to grab yet another piece of this $18.6 trillion market."

About Sino Payments, Inc. (www.sinopayments.com)

Sino Payments is a US public company with offices in Hong Kong and Macau. In addition to providing stand alone worldwide ecommerce processing capability, Sino Payments' proprietary IP transaction processing system (SinoPay GPP) is designed to convert transaction processing systems from old type dial up point of sale systems linked to sophisticated check out terminals to a modern seamless IP transaction process, reducing credit and debit card transaction processing times by half at checkout. Sino Payments focuses on providing IP credit and debit card processing services to large retail chains, including supermarket chains and large regional multinational retailers, in China and throughout Asia.

The Sino Payments, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6215

FORWARD-LOOKING-STATEMENT:

Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Sino Payments, Inc. results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Sino Payments, Inc. undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contact:

Sino Payments, Inc.

Matthew Mecke, Chairman & CEO

1.203.652.0130

Investor Relations

1.866.500.8985

ir@sinopayments.com